Exhibit 99.1

January 22, 2015

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470

BB&T reports record results for 2014

Full year earnings exceed $2.0 billion

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported record quarterly earnings for the fourth quarter of 2014. Net income available to common shareholders was $557 million, compared to $537 million earned in the fourth quarter of 2013, an increase of 3.7%. Earnings per diluted common share totaled $0.76 in the quarter compared to $0.75 last year.

For the full year, net income available to common shareholders totaled $2.0 billion for 2014, resulting in earnings per diluted share of $2.75, up more than 25% compared to last year.

“We are pleased to report record net income for the fourth quarter and full year 2014,” said Chairman and Chief Executive Officer Kelly S. King. “These results were driven by very good expense control and strong performances from our mortgage banking, insurance and investment banking and brokerage businesses, which drove noninterest income to exceed $1 billion for the quarter.

“We also enjoyed across the board improvement in credit quality with annualized net charge-offs amounting to 0.39% of loans, well below our normalized range of 50 to 70 basis points,” said King. “Delinquent loans continued to fall as early stage delinquencies declined $23 million and those 90 or more days past due dropped $33 million.

“During the fourth quarter, we sold approximately $140 million of residential mortgage loans, most of which were nonperforming, at a pre-tax gain of $24 million. Overall credit quality is at its best level in seven years.

“In November, we announced an agreement to acquire Susquehanna Bancshares, an exciting opportunity and an attractive extension of our mid-Atlantic footprint into growing and diverse markets. The acquisition will add 245 retail branches with approximately $13.6 billion in deposits and $18.6 billion in assets,” said King.

Fourth Quarter 2014 Performance Highlights

•	Taxable equivalent revenues were $2.4 billion for the fourth quarter, an annualized increase of 9.2% compared to the third quarter
o	Net interest margin was 3.36%, down two basis points compared to the prior quarter due to lower rates on new loans and runoff of loans acquired from the FDIC
o	Insurance income was up $24 million, reflecting continued growth in property and casualty commissions
o	Mortgage banking income was up $21 million, primarily due to net mortgage servicing rights valuation adjustments
o	Investment banking and brokerage was up $17 million driven by capital markets activity

•	Noninterest expense was $1.4 billion, down $145 million compared to the third quarter; down $23 million excluding the third quarter loss on early extinguishment of debt
o	Personnel expense was flat, as approximately 600 fewer FTEs and other decreases in benefits and fringes were offset by incentives, which were higher primarily as a result of increased production
o	Other expense declined $37 million primarily the result of state franchise taxes and lower insurance-related expenses
o	Merger-related and restructuring charges were $11 million higher due to increased merger activity
o	Loan-related expense included a $27 million charge related to a review of mortgage lending processes
o	The adjusted efficiency ratio improved to 56.7%

•	Average loans and leases held for investment decreased 0.9% on an annualized basis compared to the third quarter of 2014; up 3.2% excluding mortgage
o	Average C&I loans increased 4.7%
o	Average CRE – income producing properties loans increased 3.2%
o	Average CRE – construction and development loans increased 15.2%
o	Average direct retail loans increased 8.7%
o	Average loans in the other lending subsidiaries group increased 4.1%
o	Average residential mortgage loans decreased 11.8%

•	Average deposits decreased $293 million, or 0.9% annualized, compared to the prior quarter
o	Average noninterest-bearing deposits increased $1.0 billion, or 10.7%
o	Average interest-bearing deposit costs were 0.25%, one basis point lower than the prior quarter

o	Deposit mix continued to improve, with average noninterest-bearing deposits representing 30.0% of total deposits, compared to 29.2% in the prior quarter

•	Asset quality continued to improve
o	Nonperforming assets decreased $157 million, or 16.7%
o	Delinquent loans decreased $56 million, or 3.8%
o	The allowance for loan loss coverage ratio was 2.39 times nonperforming loans held for investment in the fourth quarter, versus 1.92 times in the third quarter

•	Capital levels remained strong across the board
o	Tier 1 common equity to risk-weighted assets was 10.6%
o	Tier 1 risk-based capital was 12.4%
o	Total capital was 14.9%
o	Basel III common equity tier 1 was 10.3%
o	Leverage capital was 9.9%
o	Tangible common equity to tangible assets was 8.0%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
	2014	2014	2013	Q3 14	Q4 13
Net income available to common shareholders	$557	$520	$537	$37	$20
Diluted earnings per common share	0.76	0.71	0.75	0.05	0.01

Net interest income - taxable equivalent	$1,371	$1,385	$1,397	$(14)	$(26)
Noninterest income	1,004	936	985	68	19
Total revenue	$2,375	$2,321	$2,382	$54	$(7)

Return on average assets (%)	1.30	1.19	1.30	0.11	―
Return on average risk-weighted assets (%)	1.70	1.58	1.70	0.12	―
Return on average common shareholders' equity (%)	10.08	9.60	10.85	0.48	(0.77)
Return on average tangible common shareholders'
equity (%)	15.57	15.04	17.91	0.53	(2.34)
Net interest margin - taxable equivalent (%)	3.36	3.38	3.56	(0.02)	(0.20)
Efficiency ratio (1) (%)	56.7	59.7	59.9	(3.0)	(3.2)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2014 compared to Third Quarter 2014

Consolidated net income available to common shareholders for the fourth quarter of 2014 was $557 million, an increase of $37 million compared to the third quarter of 2014. On a diluted per common share basis, earnings for the fourth quarter were $0.76, compared to $0.71 earned in the prior quarter. BB&T’s results of operations for the fourth quarter produced an annualized return on average assets of 1.30%, an annualized return on average risk-weighted assets of 1.70% and an annualized return on average common shareholders’ equity of 10.08%, compared to prior quarter ratios of 1.19%, 1.58% and 9.60%, respectively. BB&T’s return on average tangible common shareholders’ equity was 15.57% for the fourth quarter of 2014, compared to 15.04% for the prior quarter.

Results reflect reserve charges related to an ongoing review of mortgage lending processes totaling $27 million, or $17 million on an after-tax basis. BB&T also recognized a $15 million benefit, or $9 million after taxes, related to anticipated state franchise tax refunds.

Total revenues were $2.4 billion for the fourth quarter of 2014, an increase of $54 million compared to the prior quarter, which reflects an increase in noninterest income of $68 million and a decrease in taxable-equivalent net interest income of $14 million.

The decrease in taxable-equivalent net interest income includes a $24 million decrease in interest income and a $10 million decrease in interest expense. Net interest margin was 3.36% for the fourth quarter, a decrease of two basis points compared to the prior quarter. Average earning assets decreased $320 million, or 0.8% annualized, while average interest-bearing liabilities decreased $1.5 billion, or 5.0% annualized. The annualized yield on the total loan portfolio for the fourth quarter was 4.30%, a seven basis point decrease compared to the prior quarter, which primarily reflects lower yields on new loans and the continued runoff of higher yielding loans acquired from the FDIC. The annualized fully taxable-equivalent (“FTE”) yield on the average securities portfolio for the fourth quarter was 2.45%, up two basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.25%, down one basis point from the prior quarter. The average annualized rate paid on long-term debt was 2.22%, a decrease of 14 basis points compared to the prior quarter, which primarily reflects the impact of the early extinguishment of certain higher cost FHLB advances late in the third quarter.

The provision for credit losses, excluding loans acquired from the FDIC, for the fourth quarter was $84 million, an increase of $38 million compared to the prior quarter. The current quarter included a $24 million allowance release related to the sale of residential mortgage loans (primarily nonperforming) with a carrying value of approximately $140 million, while the prior quarter included a $42 million allowance release related to the sale of certain mortgage loans. In addition, the provision related to unfunded lending commitments was a benefit of $3 million in the current quarter compared to a benefit of $22 million in the prior quarter. Net charge-offs for the fourth quarter totaled $116 million, a decrease of $26 million compared to the prior quarter. This decline was primarily due to the current and prior quarter loan sales, which resulted in net recoveries of $4 million and net charge-offs of $15 million, respectively.

Noninterest expense was $1.4 billion for the fourth quarter, down $145 million compared to the prior quarter. This decrease primarily reflects the $122 million loss on early extinguishment of debt in the prior quarter and a $37 million decline in other expense driven by a $15 million benefit for anticipated franchise tax refunds and lower insurance-related expense, offset by an $11 million increase in merger-related and restructuring charges as merger activity has increased. The current quarter also included a $27 million charge related to an ongoing review of mortgage lending processes.

The provision for income taxes was $236 million for the fourth quarter, compared to $134 million for the prior quarter. This produced an effective tax rate for the fourth quarter of 27.9%, compared to 19.3% for the prior quarter. The increase in the effective tax rate primarily reflects a $50 million tax benefit recognized in the prior quarter.

Fourth Quarter 2014 compared to Fourth Quarter 2013

Consolidated net income available to common shareholders for the fourth quarter of 2014 was $557 million, an increase of $20 million compared to the same quarter of 2013. On a diluted per common share basis, earnings for the fourth quarter of 2014 were $0.76, compared to $0.75 for the earlier quarter. BB&T’s results of operations for the fourth quarter of 2014 produced an annualized return on average assets of 1.30%, an annualized return on average risk-weighted assets of 1.70% and an annualized return on average common shareholders’ equity of 10.08%, compared to prior quarter ratios of 1.30%, 1.70% and 10.85%, respectively. BB&T’s return on average tangible common shareholders’ equity was 15.57% for the fourth quarter of 2014, compared to 17.91% for the earlier quarter.

Total revenues were $2.4 billion for the fourth quarter of 2014, essentially flat compared to the earlier quarter as a decrease in taxable-equivalent net interest income of $26 million was largely offset by a $19 million increase in noninterest income.

Net interest margin was 3.36%, down 20 basis points compared to the earlier quarter. Average earning assets increased $6.5 billion, or 4.2%, while average interest-bearing liabilities increased $1.2 billion, or 1.1%. The annualized yield on the total loan portfolio for the fourth quarter was 4.30%, a decrease of 34 basis points compared to the earlier quarter, which primarily reflects lower yields on new loans and continued runoff of higher yielding loans acquired from the FDIC. The annualized FTE yield on the average securities portfolio for the fourth quarter was 2.45%, which was seven basis points lower than the earlier period.

The average annualized cost of interest-bearing deposits was 0.25%, a decline of three basis points compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.22%, a decrease of 42 basis points compared to the earlier quarter. This decrease was the result of lower rates on new issues during the last twelve months and the early extinguishment of higher cost FHLB advances in the third quarter of 2014.

The $19 million increase in noninterest income was primarily driven by higher insurance and mortgage banking income, which increased $38 million and $28 million, respectively, partially offset by a $51 million decrease in other income.

The provision for credit losses increased $23 million compared to the earlier quarter primarily due to the reserve release in the earlier quarter partially offset by the impact of the fourth quarter loan sale. Net charge-offs for the fourth quarter of 2014, excluding loans acquired from the FDIC and the impact of the loan sale, totaled $106 million, down $35 million compared to the earlier quarter. Excluding the reserve for unfunded lending commitments and the impact of the loan sale, the reserve release was $67 million for the fourth quarter of 2013 compared to a provision of $5 million in the current quarter.

Noninterest expense was $1.4 billion for the fourth quarter of 2014, a decrease of $45 million compared to the earlier quarter. This decrease reflects the impact of broad cost control measures, including a 1,280 decrease in FTEs, which was partially offset by higher loan-related expense due to the $27 million charge related to an ongoing review of mortgage lending processes.

The provision for income taxes was $236 million for the fourth quarter of 2014, compared to $243 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2014 of 27.9%, compared to 29.2% for the earlier quarter.

REVENUE, NET OF PROVISION, IMPACT OF				Change	Change
ASSETS ACQUIRED FROM THE FDIC (1)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
(dollars in millions)	2014	2014	2013	Q3 14	Q4 13
Interest income ― loans	$52	$67	$89	$(15)	$(37)
Interest income ― securities	31	31	28	―	3
Total interest income	83	98	117	(15)	(34)
Benefit (provision) for loans acquired from FDIC	1	12	11	(11)	(10)
FDIC loss share income, net	(84)	(87)	(75)	3	(9)
Net revenue after provision	$ ―	$23	$53	$(23)	$(53)

FDIC loss share income, net
Offset to provision for covered loans	$(3)	$(10)	$(9)	$7	$6
Accretion due to credit loss improvement	(70)	(67)	(60)	(3)	(10)
Accretion for securities	(11)	(10)	(6)	(1)	(5)
	$(84)	$(87)	$(75)	$3	$(9)

(1)	Presents amounts related to loans and securities acquired from the FDIC and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed.

Fourth Quarter 2014 compared to Third Quarter 2014

Interest income on loans acquired from the FDIC was $15 million lower than the prior quarter. The decline was primarily the result of lower average loan balances. The yield on these loans for the fourth quarter was 15.93% compared to 17.12% in the prior quarter.

As of October 1, 2014, the loss sharing provisions of the commercial loss sharing agreement expired. As a result, losses on the assets subject to this agreement (commercial loans, other related assets and certain AFS securities) are no longer shared with the FDIC. However, gains on the disposition of assets subject to this agreement will be shared with the FDIC through September 30, 2017. Any gains realized after September 30, 2017 would not be shared with the FDIC. The carrying values of commercial loans and related other assets that are no longer subject to loss sharing were $561 million and $58 million, respectively, at December 31, 2014. The AFS securities subject to the provisions of the commercial loss sharing agreement are carried at fair value, which totaled $1.2 billion at December 31, 2014.

Assets subject to the single family loss sharing agreement are indemnified through August 31, 2019. The carrying values of residential loans and related other assets that are still subject to loss sharing were $654 million and $38 million, respectively, at December 31, 2014.

The loss sharing coverage related to the acquired AFS securities is based on a contractually-specified value of the securities as of the date of the loss sharing agreement, adjusted to reflect subsequent pay-downs, redemptions or maturities on the underlying securities. The contractually-specified value of these securities totaled approximately $626 million at December 31, 2014. During the period of gain sharing (October 1, 2014 through September 30, 2017), any decline in the fair value of the acquired AFS securities down to the contractually-specified value would reduce BB&T’s liability to the FDIC at the applicable loss sharing percentage. BB&T would not be indemnified for declines in the fair value of the acquired securities below the contractually-specified amount.

Fourth Quarter 2014 compared to Fourth Quarter 2013

Interest income on loans and securities acquired from the FDIC for the fourth quarter of 2014 decreased $34 million compared to the earlier quarter, primarily resulting from decreased interest income related to loans totaling $37 million. The decline in interest income related to loans primarily reflects lower average loan balances. The yield on these loans for the fourth quarter of 2014 was 15.93% compared to 16.28% in the earlier quarter.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
	2014	2014	2013	Q3 14	Q4 13
				(annualized)
Insurance income	$409	$385	$371	24.7	10.2
Service charges on deposits	152	156	151	(10.2)	0.7
Mortgage banking income	128	107	100	77.9	28.0
Investment banking and brokerage fees and
commissions	112	95	101	71.0	10.9
Bankcard fees and merchant discounts	67	70	65	(17.0)	3.1
Trust and investment advisory revenues	56	56	52	―	7.7
Checkcard fees	52	52	50	―	4.0
Income from bank-owned life insurance	30	28	32	28.3	(6.3)
FDIC loss share income, net	(84)	(87)	(75)	(13.7)	12.0
Securities gains (losses), net	―	(5)	5	NM	(100.0)
Other income	82	79	133	15.1	(38.3)
Total noninterest income	$1,004	$936	$985	28.8	1.9

NM - not meaningful.

Fourth Quarter 2014 compared to Third Quarter 2014

Noninterest income was $1.0 billion for the fourth quarter, up $68 million compared to the prior quarter. This increase was driven by higher insurance income, mortgage banking income and investment banking and brokerage fees and commissions. Insurance income was up $24 million compared to the prior quarter, which was primarily due to $21 million in higher property and casualty insurance commissions. Mortgage banking income was $21 million higher than the prior quarter, reflecting $15 million in higher net mortgage servicing rights valuation adjustments. Investment banking and brokerage fees and commissions was up $17 million driven by increased capital markets activity.

Fourth Quarter 2014 compared to Fourth Quarter 2013

Noninterest income for the fourth quarter of 2014 increased $19 million, or 1.9%, compared to the earlier quarter. This increase was primarily driven by $38 million of higher insurance income, which reflects increased production across nearly all lines of BB&T’s insurance businesses. Mortgage banking income was $28 million higher than the prior quarter, reflecting higher mortgage servicing rights valuation adjustments. Investment banking and brokerage fees and commissions was $11 million higher driven by increased capital markets activity. These increases were partially offset by a $51 million decrease in other income, which is largely attributable to the $31 million gain on sale of a consumer lending subsidiary in the earlier quarter and $17 million of lower income related to assets for certain post-employment benefits, which is offset in personnel expense.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
	2014	2014	2013	Q3 14	Q4 13
				(annualized)
Personnel expense	$794	$795	$827	(0.5)	(4.0)
Occupancy and equipment expense	168	170	174	(4.7)	(3.4)
Loan-related expense	89	84	64	23.6	39.1
Professional services	38	34	46	46.7	(17.4)
Software expense	45	44	43	9.0	4.7
Regulatory charges	24	23	33	17.2	(27.3)
Outside IT services	27	30	29	(39.7)	(6.9)
Amortization of intangibles	22	23	26	(17.2)	(15.4)
Foreclosed property expense	10	11	11	(36.1)	(9.1)
Merger-related and restructuring charges, net	18	7	10	NM	80.0
Loss on early extinguishment of debt	―	122	―	NM	NM
Other expense	176	213	193	(68.9)	(8.8)
Total noninterest expense	$1,411	$1,556	$1,456	(37.0)	(3.1)

NM - not meaningful.

Fourth Quarter 2014 compared to Third Quarter 2014

Noninterest expense was $1.4 billion for the fourth quarter, down $145 million compared to the prior quarter, which was primarily due to the $122 million loss on early extinguishment of FHLB advances in the earlier quarter. Other expense decreased $37 million driven by a $15 million benefit related to anticipated state franchise tax refunds and lower insurance-related costs. These decreases were partially offset by an $11 million increase in merger-related and restructuring charges, which reflects increased activity as a result of recently announced acquisitions of Susquehanna Bancshares and the Bank of Kentucky; both of which are expected to close later in 2015. Loan-related expense was up $5 million as the previously described charge of $27 million was largely offset by higher mortgage foreclosure-related expenses in the prior quarter. Personnel expense was flat as savings resulting from approximately 600 fewer FTEs and other decreases in benefits and fringes were offset by incentives, which were higher primarily as a result of increased production.

Fourth Quarter 2014 compared to Fourth Quarter 2013

Noninterest expense for the fourth quarter of 2014 was $45 million lower than the same period of 2013. The decrease was primarily driven by lower personnel and other expense, partially offset by higher loan-related expense. The decrease in personnel expense of $33 million reflects a decrease in qualified pension plan expense that was driven by lower amortization of net actuarial losses and 1,280 fewer FTEs, partially offset by increased post-employment benefits expense, which is offset in other income, and higher production-related incentives. Other expense was $17 million lower than the earlier quarter primarily due to the $15 million benefit related to anticipated state franchise tax refunds. The increase in loan-related expense was primarily due to the previously described charges recognized in the current quarter. The other categories of expense were down a combined $20 million, led by lower regulatory charges and professional services and partially offset by higher merger-related charges.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
	2014	2014	2013	Q3 14	Q4 13
				(annualized)
Commercial and industrial	$40,383	$39,906	$38,101	4.7	6.0
CRE - income producing properties	10,681	10,596	10,031	3.2	6.5
CRE - construction and development	2,772	2,670	2,433	15.2	13.9
Direct retail lending	8,085	7,912	15,998	8.7	(49.5)
Sales finance	10,247	10,313	9,262	(2.5)	10.6
Revolving credit	2,427	2,396	2,357	5.1	3.0
Residential mortgage	31,046	32,000	23,979	(11.8)	29.5
Other lending subsidiaries	11,351	11,234	10,448	4.1	8.6
Acquired from the FDIC	1,309	1,537	2,186	(58.9)	(40.1)
Total loans and leases held for investment	$118,301	$118,564	$114,795	(0.9)	3.1

Average loans held for investment for the fourth quarter of 2014 were $118.3 billion, down $263 million compared to the prior quarter. The decrease in average loans held for investment was primarily due to a decline of $954 million in the residential mortgage portfolio and continued run-off of loans acquired from the FDIC. These declines were partially offset by a $477 million increase in the commercial and industrial portfolio as well as smaller increases in the CRE – construction and development, direct retail lending and other lending subsidiaries portfolios.

The decrease of $954 million, or 11.8% annualized, in the residential mortgage portfolio reflects the $550 million loan sale that occurred during the third quarter, which had a partial impact on third quarter averages and a full impact on fourth quarter averages. The decrease also reflects lower origination volume and a reduction in fixed rate home equity loans due to continued runoff. The previously described $140 million loan sale occurred late in the fourth quarter and therefore had minimal impact on average balances.

Average commercial and industrial loans increased $477 million, or 4.7% annualized, which reflects strong growth from large corporate clients. Growth in this sector has benefited from the expansion of BB&T’s footprint into new markets. CRE – construction and development loans were up 15.2% annualized, reflecting a continued strong growth trend in that portfolio.

The average direct retail lending portfolio increased $173 million, or 8.7% annualized, while average other lending subsidiaries loans increased $117 million, or 4.1% on an annualized basis.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
	2014	2014	2013	Q3 14	Q4 13
				(annualized)
Noninterest-bearing deposits	$39,130	$38,103	$35,347	10.7	10.7
Interest checking	19,308	18,588	18,969	15.4	1.8
Money market and savings	51,176	49,974	49,298	9.5	3.8
Time deposits and IRAs	20,041	23,304	21,580	(55.6)	(7.1)
Foreign office deposits - interest-bearing	660	639	712	13.0	(7.3)
Total deposits	$130,315	$130,608	$125,906	(0.9)	3.5

Average deposits for the fourth quarter were $130.3 billion, a decrease of $293 million or 0.9% annualized compared to the prior quarter. The change in average deposits reflects improved mix, with noninterest-bearing deposits up $1.0 billion, or 10.7% annualized, while interest-bearing balances were down $1.3 billion, or 5.7% annualized. Noninterest-bearing deposits represented 30.0% of total average deposits for the fourth quarter, compared to 29.2% for the prior quarter and 28.1% a year ago.

The growth in average noninterest-bearing deposits includes an increase in average commercial accounts totaling $678 million and an increase in average public funds accounts totaling $325 million. The decline in interest-bearing accounts was driven by a $3.3 billion decline in time deposits and IRAs, partially offset by a $1.2 billion increase in money market and savings and a $720 million increase in interest checking.

The cost of interest-bearing deposits was 0.25% for the fourth quarter, a decrease of one basis point compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
Segment Net Income	2014	2014	2013	Q3 14	Q4 13
Community Banking	$254	$231	$254	$23	$ ―
Residential Mortgage Banking	82	80	49	2	33
Dealer Financial Services	34	51	50	(17)	(16)
Specialized Lending	64	71	70	(7)	(6)
Insurance Services	65	36	54	29	11
Financial Services	80	71	87	9	(7)
Other, Treasury and Corporate	30	21	24	9	6
Total net income	$609	$561	$588	$48	$21

Fourth Quarter 2014 compared to Third Quarter 2014

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $254 million for the fourth quarter of 2014, an increase of $23 million over the prior quarter. Segment net interest income decreased $3 million, primarily driven by lower rates on new loans, partially offset by growth in average loan balances, primarily commercial real estate and direct retail loans, and deposit transaction account balances. Noninterest income decreased $8 million, primarily due to lower merchant discounts, service charges on deposits, and checkcard fees. The allocated provision for credit losses decreased $32 million as the result of lower commercial loan net charge-offs and improved credit quality. Noninterest expense decreased $16 million driven by lower personnel expense and legal expense, partially offset by higher loan-related expense. Average loans grew $378 million, or 3.0% on an annualized basis, while average transaction account deposits grew $1.6 billion, or 12.3% on an annualized basis.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $82 million for the fourth quarter of 2014, an increase of $2 million over the prior quarter. Segment net interest income decreased $6 million, primarily the result of lower average loan balances consistent with the current strategy of selling substantially all conforming mortgage loan production. Noninterest income increased $18 million driven by an increase in the fair value of net mortgage servicing rights. The allocated provision for credit losses reflected a benefit of $38 million in the fourth quarter of 2014, compared to a benefit of $48 million in the prior quarter, primarily due to the previously described loan sales that occurred in the third and fourth quarters. Noninterest expense was down slightly as reductions in personnel expense and repurchase reserves expense were partially offset by the $27 million charge related to the ongoing review of mortgage lending processes.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and, through the Community Bank, provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $34 million for the fourth quarter of 2014, a decrease of $17 million compared to the prior quarter. The allocated provision for credit losses increased $27 million primarily due to seasonally higher net charge-offs and higher loss estimates related to the non-prime automobile loan portfolio.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $64 million for the fourth quarter of 2014, a decrease of $7 million compared to the prior quarter. Segment net interest income decreased $3 million driven by lower credit spreads on loans, partially offset by growth in the small-ticket consumer finance and commercial mortgage portfolios. Noninterest income increased $6 million driven by higher commercial mortgage and operating lease income. The allocated provision for credit losses increased $9 million as the rate of improvement in loss factors has stabilized. Noninterest expense increased $4 million primarily due to higher depreciation on property held under operating leases.

Insurance Services

BB&T’s insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $65 million in the fourth quarter of 2014, an increase of $29 million over the prior quarter. Insurance Service’s noninterest income increased $34 million, which primarily reflects a seasonal increase in property and casualty insurance commissions, higher wholesale life insurance commissions and higher employee benefit commissions. Noninterest expense decreased $16 million, benefiting from a reduction in certain actuarially-determined loss reserves.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives, and BB&T Capital Partners, which manages the company’s SBIC private equity investments.

Financial Services net income was $80 million in the fourth quarter of 2014, an increase of $9 million over the prior quarter. Segment net interest income increased $8 million driven by Corporate Banking and BB&T Wealth loan and deposit growth and wider credit spreads in the Corporate Banking loan portfolios. Noninterest income increased $32 million as the result of higher investment banking revenue and income from SBIC private equity investments. The allocated provision for credit losses increased $14 million as the result of loan growth and stabilization in the rate of improvement in credit trends. Noninterest expense increased $17 million compared to the prior quarter, driven by higher incentive expense and operating charge-offs. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $555 million, or an annualized 23.3%, over the prior quarter, while BB&T Wealth’s average loan balances increased $96 million, or 32.4% on an annualized basis. Corporate Banking’s average deposits grew $924 million, or 46.4% over the prior quarter on an annualized basis, while BB&T Wealth’s average deposits grew $253 million, or 8.2% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet.

In the fourth quarter of 2014, Other, Treasury & Corporate generated net income of $30 million, an increase of $9 million over the prior quarter. The allocated provision for credit losses was $21 million worse primarily due to the provision related to unfunded lending commitments, which was a benefit of $3 million in the current quarter compared to a benefit of $22 million in the prior quarter. Noninterest expense decreased $132 million, primarily due to a $122 million loss on the early extinguishment of FHLB debt in the prior quarter and the $15 million benefit for anticipated state franchise tax refunds, partially offset by higher merger-related charges. The provision for income taxes was $78 million higher than the prior quarter primarily due to a $50 million tax adjustment in the prior quarter.

Fourth Quarter 2014 compared to Fourth Quarter 2013

Community Banking

Community Banking net income was $254 million for the fourth quarter of 2014, flat compared to the earlier quarter. Segment net interest income decreased $20 million, primarily driven by lower rates on new loans, partially offset by growth in commercial real estate, dealer floor plan and direct retail loans and growth in deposit transaction accounts. The allocated provision for credit losses increased $12 million as the rate of improvement in loss factors has stabilized compared to the earlier quarter. The $49 million decrease in noninterest expense was primarily attributable to lower personnel expense, occupancy and equipment expense and legal fees. Allocated corporate expense increased $23 million primarily driven by internal business initiatives supporting Community Banking.

Residential Mortgage Banking

Residential Mortgage Banking net income was $82 million for the fourth quarter of 2014, an increase of $33 million over the earlier quarter. Segment net interest income decreased $18 million, primarily the result of lower average loan balances and lower credit spreads. Noninterest income increased $24 million driven by an increase in the fair value of net mortgage servicing rights and wider gain on sale margins, partially offset by decreased volume. The allocated provision for credit losses was a benefit of $38 million in the current quarter compared to $18 million of expense in the earlier quarter, which reflects the allowance release related to the sale of residential mortgage loans in the current quarter, lower average loan balances, lower net charge-offs and an improvement in credit trends compared to the earlier quarter. Noninterest expense increased $7 million, primarily due to the $27 million charge previously discussed, partially offset by a reduction in personnel expense.

Dealer Financial Services

Dealer Financial Services net income was $34 million in the fourth quarter of 2014, a decrease of $16 million compared to the earlier quarter, primarily due to an increase in the allocated provision for credit losses. The allocated provision for credit losses increased $23 million primarily due to higher charge-offs in the non-prime automobile loan portfolio and a normalization of credit trends in that portfolio. The provision for income taxes decreased $9 million compared to the earlier quarter primarily due to lower pre-tax income.

Specialized Lending

Specialized Lending net income was $64 million in the fourth quarter of 2014, a decrease of $6 million compared to the earlier quarter. Segment net interest income decreased $6 million, primarily attributable to the sale of a consumer lending subsidiary in the fourth quarter of 2013 and lower credit spreads on loans, which were partially offset by growth in the mortgage warehouse, small-ticket consumer finance and commercial mortgage portfolios. Noninterest income increased $11 million driven by higher commercial mortgage and operating lease income. The allocated provision for credit losses increased $8 million as the rate of improvement in loss factors has stabilized compared to the earlier quarter.

Insurance Services

Insurance Services net income was $65 million in the fourth quarter of 2014, an increase of $11 million over the earlier quarter. Noninterest income grew $36 million as Insurance Services continued to generate strong new and renewal business and market conditions improved. Noninterest expense increased $13 million, primarily attributable to higher performance-based incentives, adjustments to certain actuarially determined loss reserves and operating charge-offs.

Financial Services

Financial Services net income was $80 million in the fourth quarter of 2014, a decrease of $7 million compared to the earlier quarter. Segment net interest income increased $12 million driven by Corporate Banking and BB&T Wealth loan and deposit growth, partially offset by lower funding spreads. Noninterest income increased $13 million, driven by higher investment banking and trust and investment advisory income. The allocated provision for credit losses increased $21 million as the result of loan growth and stabilization in the rate of improvement in credit trends. Noninterest expense increased $14 million compared to the earlier quarter, driven by higher performance-based incentives and operating charge-offs.

Other, Treasury & Corporate

In the fourth quarter of 2014, Other, Treasury & Corporate generated net income of $30 million, an increase of $6 million over the earlier quarter. Noninterest income decreased $69 million, which primarily reflects the gain on sale of the consumer lending subsidiary during 2013 totaling approximately $31 million, higher income from assets related to certain post-employment benefits, and securities gains on the investment portfolio recorded during the earlier quarter. The allocated provision for credit losses was a benefit of $10 million compared to a benefit of $25 million in the earlier quarter, primarily reflecting changes in provision expense related to loans acquired from the FDIC. Noninterest expense decreased $35 million, primarily due to the $15 million benefit for anticipated state franchise tax refunds and lower fringe benefit expense, partially offset by higher merger-related charges. Allocated corporate expense decreased by $40 million compared to the earlier quarter as the result of higher expense allocations to the other segments related to internal business initiatives and the continued centralization of certain support functions into the respective corporate centers.

CAPITAL RATIOS (1)
	Q4	Q3	Q2	Q1	Q4
	2014	2014	2014	2014	2013
Risk-based:
Tier 1 common equity to risk-weighted assets (%) (2)	10.6	10.5	10.2	10.2	9.9
Tier 1 (%)	12.4	12.4	12.1	12.1	11.8
Total (%)	14.9	15.1	14.4	14.6	14.3
Basel III common equity Tier 1, estimated (%) (2)	10.3	10.3	10.0	10.0	9.7
Leverage (%)	9.9	9.7	9.5	9.5	9.3
Tangible common equity to tangible assets (%) (2)	8.0	7.9	7.7	7.6	7.3

(1)	Regulatory capital ratios are preliminary.
(2)	Tier 1 common equity, Basel III common equity Tier 1, tangible common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

Capital levels remained strong at December 31, 2014. BB&T declared total common dividends of $0.24 during the fourth quarter of 2014, which resulted in a dividend payout ratio of 31.2%. Risk-based capital ratios were generally consistent with the prior quarter as higher levels of capital were offset by increased risk-weighted assets. Risk-weighted assets increased as a result of the expiration of the loss-sharing provisions of the commercial loss-share agreement, as well as growth in funded and unfunded loans.

BB&T’s estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.3% at December 31, 2014, based on management’s interpretation of the final rules adopted July 2, 2013 by the Federal Reserve Board that established a new comprehensive capital framework for U.S. banking organizations.

Based on management’s interpretation of proposed rules that became effective January 1, 2015, BB&T’s liquidity coverage ratio was approximately 130% at December 31, 2014, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 13.6% at December 31, 2014.

ASSET QUALITY (1)(2)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 14 vs.	Q4 14 vs.
	2014	2014	2013	Q3 14	Q4 13
Total nonperforming assets	$782	$939	$1,174	$(157)	$(392)
Total loans 90 days past due and still accruing	535	568	722	(33)	(187)
Total loans 30-89 days past due	896	919	1,107	(23)	(211)
Total performing TDRs	1,050	1,138	1,705	(88)	(655)

Nonperforming loans and leases as a percentage of
loans and leases held for investment (%)	0.51	0.66	0.81	(0.15)	(0.30)
Nonperforming assets as a percentage of total assets (%)	0.42	0.50	0.64	(0.08)	(0.22)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.23	1.27	1.49	(0.04)	(0.26)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.39	0.48	0.49	(0.09)	(0.10)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	3.21	2.67	3.06	0.54	0.15
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	2.39	1.92	1.85	0.47	0.54

(1)	Excludes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.
(2)	Includes amounts related to loans acquired from the FDIC, previously called “covered,” in conjunction with the Colonial acquisition as the commercial loss sharing agreement has expired. Refer to the section titled Revenue, Net of Provision, Impact of Assets Acquired From the FDIC for additional information. Previous earnings releases had excluded these loans.

Nonperforming assets decreased $157 million during the quarter ended December 31, 2014, primarily due to the previously described sale of residential mortgage loans during the quarter. At December 31, 2014, nonperforming loans and leases represented 0.51% of loans and leases held for investment, compared to 0.66% at September 30, 2014.

Loans 30-89 days past due and still accruing, excluding government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase, totaled $896 million at December 31, 2014, a decrease of $23 million compared to the prior quarter. This decrease reflects a decline of $47 million for residential mortgage, which reflects continued improvement in credit quality, partially offset by a $20 million increase for other lending subsidiaries driven by seasonality.

Loans 90 days or more past due and still accruing totaled $535 million at December 31, 2014, a decrease of $33 million compared to the prior quarter. This decline reflects a $41 million decrease in delinquencies on loans acquired from the FDIC, primarily due to continued runoff of those balances. Excluding loans acquired from the FDIC, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.29% at December 31, 2014, flat compared to the prior quarter.

Total performing TDRs were $1.1 billion at December 31, 2014, a decrease of $88 million compared to September 30, 2014. This decline is primarily due to sales of residential mortgage TDRs.

Net charge-offs during the fourth quarter totaled $116 million, a decline of $26 million compared to the prior quarter. This decline is primarily due to the current and prior quarter loan sales, which resulted in net recoveries of $4 million and net charge-offs of $15 million, respectively. As a percentage of average loans and leases, annualized net charge-offs were 0.39%, compared to 0.48% in the prior quarter.

The allowance for loan and lease losses was $1.5 billion, a decrease of $30 million compared to the prior quarter, which primarily reflects the impact of the previously described loan sale. As of December 31, 2014, the allowance for loan and lease losses was 1.23% of total loans and leases held for investment, compared to 1.27% at September 30, 2014. The allowance for loan and lease losses was 2.39 times nonperforming loans and leases held for investment, compared to 1.92 times at September 30, 2014. At December 31, 2014, the allowance for loan and lease losses was 3.21 times annualized net charge-offs, compared to 2.67 times at September 30, 2014.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live fourth quarter 2014 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com/earnings. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com/earnings.

BB&T’s fourth quarter 2014 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com/earnings.

About BB&T

As of December 31, 2014, BB&T is one of the largest financial services holding companies in the U.S. with $186.8 billion in assets and market capitalization of $28.0 billion. Based in Winston-Salem, N.C., the company operates 1,839 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes government guaranteed GNMA loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. The Basel III common equity Tier I ratio reflects management’s interpretation of the regulatory requirements, which is subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that are or were covered by FDIC loss sharing agreements. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T’s Fourth Quarter 2014 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;
•	disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe;
•	changes in the interest rate environment and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
•	a reduction may occur in BB&T’s credit ratings;
•	adverse changes may occur in the securities markets;
•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
•	natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operations or the ability or willingness of BB&T’s customers to access the financial services BB&T offers;
•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
•	expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames;
•	significant litigation could have a material adverse effect on BB&T;
•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;

•	cyber-security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect our business and financial performance, or our reputation; and
•	failure to implement part or all of the Company’s new ERP system could result in impairment charges that adversely impact BB&T’s financial condition and results of operations and could result in significant additional costs to BB&T.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.